Exhibit 99.1

NEWS RELEASE for December 2, 2009

CLARIENT ANNOUNCES CFO TRANSITION PLAN

Aliso Viejo, CA (December 2, 2009) — Clarient, Inc. (NASDAQ: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced a Chief Financial Officer transition plan that calls for veteran financial executive Michael R. Rodriguez to become its Senior Vice President and Chief Financial Officer on December 7, 2009. Raymond J. Land, age 64, the current Senior Vice President and Chief Financial Officer of Clarient, will continue to serve in that position until Mr. Rodriguez takes over Mr. Land’s duties, after which Mr. Land will remain with Clarient as a consultant until the final fiscal 2009 accounting is completed and Clarient’s Form 10-K is filed with the Securities and Exchange Commission.

Mr. Rodriguez, age 42, has served as a senior financial executive in a variety of emerging growth companies, including two publicly-traded companies.  His most recent experience was as Chief Financial Officer of Irvine, CA-based Endocare, a medical device company focused on minimally invasive technologies for tissue and tumor ablation, from 2004 through July 2009, when it was acquired by HealthTronics, Inc.  He has extensive experience in strategic partnering and mergers and acquisitions, and is well-respected by the investment community.

“Michael is an accomplished CFO with a very strong background in financial leadership in public companies,” said Clarient Vice Chairman and CEO Ron Andrews. “He has expertise in cancer diagnostics and medical technologies and a proven track record working in complex businesses creating the financial foundations critical to fast-growing, successful companies.  He brings a strong focus on strategic planning and execution, and the critical technical and managerial experience we need in our finance department.  We welcome Michael to our team and look forward to his contributions as Clarient grows and prospers in the months and years ahead.”

Mr. Andrews added that Mr. Land will be working closely with Mr. Rodriguez through the transition period.  Mr. Land came to Clarient in May 2008 from Safeguard Scientifics, Inc.

“Ray came to Clarient at a time when we needed to establish a sound financial infrastructure,” Andrews said. “He assisted us as we implemented in-house billing, identified the weaknesses in our accounting processes and initiated the appropriate steps to bring increased clarity to our financial reporting.  I am confident that he and Michael will work together productively through the transition process. We appreciate Ray’s contributions to Clarient over the past eighteen months.”

Prior to Endocare, Mr. Rodriguez was Executive Vice President and Chief Financial Officer of Irvine, CA-based Directfit, Inc., a provider of information technology staffing services, from 2000 to 2004.  Prior to that, he developed the financial organization at Tickets.com, Inc. (NASDAQ: TIXX), a fast-growing Internet-based provider of entertainment ticketing services and software and ultimately held the position of Senior Vice President and Chief Financial Officer.  From 1995 to 1997, Mr. Rodriguez was Corporate Controller and Director of Finance at EDiX Corporation, a medical informatics company.  He began his career at Arthur Andersen, LLP and was with that firm from 1989 to 1993.  Mr. Rodriguez earned an MBA from Stanford University and a BS in Accounting from the University of Southern California. He lives in Aliso Viejo, CA with his family.

About Clarient

Clarient combines innovative diagnostic technologies with world-class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by collaborating with the healthcare community to translate cancer research and development into better patient care.  Clarient’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine has created the need for a centralized resource which provides leading oncology diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory, which provides the most advanced oncology testing and diagnostic services available.  Resulting diagnostic reports and analyses are made available to customers through Clarient’s Internet-based portal, PATHSiTE™.  Clarient also plans to develop and market new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. www.clarientinc.com

Forward Looking Statements

Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and Clarient’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: Clarient’s ability to continue to develop and expand its diagnostic services business, Clarient’s ability to expand and maintain a successful sales and marketing organization, Clarient’s ability to maintain compliance with financial and other covenants under its credit facilities, limitations on Clarient’s ability to borrow funds under its credit facilities based on Clarient’s qualified accounts receivable and other liquidity factors, Clarient’s ability to obtain annual renewals of or replacements for its credit facilities, the effects of a going concern audit opinion on Clarient’s operations, Clarient’s ability to successfully transition its billing function in-house from a third party vendor, Clarient’s ability to remediate the material weaknesses in its internal control over financial reporting, the continuation of favorable third-party payor reimbursement for laboratory tests, Clarient’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, Clarient’s ability to fund development of new diagnostic tests and novel markers and the amount of resources Clarient determines to apply to novel marker development and commercialization, failure to obtain FDA clearance or approval for particular applications, Clarient’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in Clarient’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

Clarient does not assume any obligation to update any forward-looking statements or other information contained in this document.

Investor Contact:

Matt Clawson

Allen & Caron Inc

(949) 474-4300

matt@allencaron.com

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